Exhibit 3.16

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CORNELLCOOKSON, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CornellCookson, LLC, a Delaware limited liability company (the “Company”) is effective as of June 4, 2018 (the “Effective Date”).

WHEREAS, the Company was originally formed on May 4, 1998 as Cornell Iron Works, Inc., a Delaware corporation (“Old Cornell Iron Works”);

WHEREAS, effective January 1, 2016, The Cookson Company, Inc., a Nevada corporation, merged with and into Old Cornell Iron Works (the “Merger”);

WHEREAS, in connection with the Merger, Old Cornell Iron Works, as the surviving entity of the Merger, changed its name to CornellCookson, Inc., a Delaware corporation (“Old CornellCookson”), effective January 1, 2016;

WHEREAS, pursuant to that certain Certificate of Conversion and that certain Certificate of Formation, each dated June 1, 2018 (collectively, the “Certificate”), the Member (as defined below) caused the conversion of Old CornellCookson into the Company (the “Conversion”);

WHEREAS, in connection with the Conversion, the Member entered into that certain Limited Liability Company Agreement of CornellCookson, LLC, dated as of June 1, 2018 (the “Original Agreement”);

WHEREAS, pursuant to that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of May 3, 2018, by and between Clopay Acquisition Company, Inc. (“Buyer” or the “Member”) and CIW Enterprises, Inc. (“Seller”), Buyer agreed to acquire all of the outstanding ownership interests of the Company from Seller; and

WHEREAS, the Member desires to amend and restate the Original Agreement in its entirety as set forth herein.

NOW, THEREFORE, the Member hereby agrees as follows:

1.         Formation: Sole Member. The Company has been organized as a Delaware limited liability company by the filing of the Certificate in the office of the Secretary of State as of June 1, 2018 pursuant to and in accordance with the Delaware Limited Liability Company Act (the “Act”). The person who executed, delivered and filed the Certificate in the office of the Secretary of State was a designated “authorized person” within the meaning of the Act, and the Member hereby approves and ratifies such filing. The rights and obligations of the Member and the administration and termination of the Company will be governed by this Agreement and the Act. To the extent this Agreement is inconsistent in any respect with the Act, this Agreement will control, to the extent permitted under the Act.

2.           Name. The name of the Company is “CornellCookson, LLC”.

3.           Purpose. The purpose of the Company is to engage in any and all lawful businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

4.           Powers of the Company. Subject to any limitations set forth in this Agreement, the Company will have the power and authority to take any and all actions, necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 3, including the power to borrow money and issue evidences of indebtedness in furtherance of the purposes of the Company.

5.           Registered Agent and Registered Office. The name of the registered agent of the Company in the State of Delaware is Corporation Service Company, whose address is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, whose address is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

6.           Mailing Address. The initial mailing address of the Company is:

CornellCookson, LLC
24 Elmwood Avenue
Mountaintop, PA 18707
Attn: Andrew Cornell

The Company may change its mailing address and may have such other offices as the Member may designate from time to time.

7.           Fiscal Year. The fiscal year of the Company ends on December 31.

8.           Member. Clopay Acquisition Company, Inc. is the sole member of the Company (the “Member”). The Member’s mailing address is as follows:

Clopay Acquisition Company, Inc.

712 Fifth Avenue
New York, NY 10019
Attn: Seth L. Kaplan

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9.           Management of Company. The Member is the “Manager” of the Company (as such term is defined in the Act), and the business and affairs of the Company will be managed exclusively by the Member. The Member has the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the law of the State of Delaware.

10.        Officers: Prior Actions. The Member may appoint one or more officers of the Company as the Member may deem necessary or advisable to manage the day-to-day business affairs of the Company (each, an “Officer” and collectively, the “Officers”). Any Officer acting singly has authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. No such delegation will cause the Member to cease to be the “Manager” for the Company as such term is defined in the Act. An Officer may be removed at any time with or without cause by the Member. Each Officer shall serve until the earlier of his or her death, resignation or removal.

11.        Capital Contributions. No loan made to the Company by the Member will constitute a capital contribution to the Company for any purpose.

12.        Distributions. Each distribution of cash or other property by the Company (including in connection with any dissolution or liquidation) will be made 100% to the Member. Each item of income, gain, loss, deduction and credit of the Company will be allocated 100% to the Member. Notwithstanding anything to the contrary contained herein, the Company will not make a distribution to the Member on the account of its interest in the Company if such distribution would violate Section 18-607 of the Act.

13.        Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member assigns all or part of its interest in the Company pursuant to this Section 13, the assignee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the assignment, and, if the Member assigns all of its interests in the Company, then immediately following such admission, the assigning Member shall cease to be a member of the Company. For the avoidance of doubt, in the event that the Member assigns or otherwise transfers 100% of its limited liability company interest in the Company to an assignee or transferee, such assignment or transfer will not also result in the termination or dissolution of the Company (the “Non-Dissolution Condition”).

14.        Admission of Additional Member. One or more additional members may be admitted to the Company with the consent of the Member. Prior to the admission of any additional members to the Company, including any additional member admitted pursuant to Section 13, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional member(s). Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

15.        Liability of Member; Exculpation.

(a)        Except as otherwise provided under the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts,

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obligations and liabilities of the Company, and the Member will not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

(b)        To the fullest extent permitted by law (including Sections 18-1101(c) and (e) of the Act):

(i)        No member shall owe any duty (including fiduciary duties) to the Company, any other members (if applicable), any creditor or any other person that is a party to or is otherwise bound by this Agreement, in connection with any act or failure to act, whether hereunder or otherwise; provided, however, that this clause (i) shall not eliminate the implied contractual covenant of good faith and fair dealing; and

(ii)        No member shall have any personal liability to the Company, any other members (if applicable), any creditor or any other person that is a party to or is otherwise bound by this Agreement for monetary damages in connection with any act or failure to act, or breach, whether hereunder or otherwise; provided, however, that this Section 15(b)(ii) shall not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(c)        If any provision of Section 15(b) is held to be invalid, illegal or unenforceable, the duties and personal liability of any member or any other person that is a party to or is otherwise bound by this Agreement shall be eliminated to the greatest extent permitted under the Act.

16.        Indemnification.

(a)        The Company shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, (i) in connection with the operation of the business of the Company by reason of the fact that he, she or it is or was a member or officer of the Company or, (ii) by reason of the fact that he, she or it, while a member or officer or employee of the Company, is or was serving at the request of the Company as a director, manager, officer, employee, agent or trustee of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (each party with a right to such indemnification, an “Indemnified Party” and collectively, the “Indemnified Parties”), against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law except with respect to any act or omission with respect to which a court of competent jurisdiction has issued a final, non-appealable judgment that such Indemnified Party was grossly negligent or engaged in willful misconduct.

(b)        The Indemnified Parties may also have certain rights to indemnification by affiliates of the Company and/or insurance provided by such affiliates (the “Affiliate Indemnitors”). The Company and its subsidiaries, jointly and severally, are the indemnitors of

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first resort (it being understood, for the avoidance of doubt, that the obligations of the Company hereunder to the Indemnified Parties are primary, and any obligation of the Affiliate Indemnitors to advance expenses or to provide indemnification to the Indemnified Parties are secondary). Each of the Company and its subsidiaries irrevocably waives, relinquishes and releases the Affiliate Indemnitors from any and all claims against the Affiliate Indemnitors for contribution, subrogation or any other recovery of any kind in respect of advancements or other payments. Each of the Company and its subsidiaries further agrees that no advancement or other payment by the Affiliate Indemnitors on behalf of any Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification or advancement from the Company or any of its subsidiaries shall affect the foregoing, and the Affiliate Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancements or other payments. Nothing in the foregoing shall be deemed a limitation on an Indemnified Party’s right to indemnification.

(c)        Expenses incurred by an Indemnified Party in defending a proceeding referred to in Section 16(a) shall be paid by the Company in advance of the final disposition of such proceeding, provided, however, that such expenses shall be advanced only upon delivery to the Company of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Section 16 or otherwise. Expenses incurred by other agents of the Company (or by the members or officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon such terms and conditions as the Member deems appropriate. Any obligation to reimburse the Company for expense advances shall be unsecured and no interest shall be charged thereon.

(d)        The provisions of this Section 16 are for the benefit of the Indemnified Parties, their heirs, successors, permitted assigns and administrators and shall not be deemed to create any rights for the benefit of any other persons.

17.        Dissolution and Winding Up. The Company will dissolve and its business and affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member; (b) the retirement, resignation, or bankruptcy of the Member or the occurrence of any other event which terminates the continuing membership of the Member in the Company, subject to the Non-Dissolution Condition; or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

18.        Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

19.        Governing Law. This Agreement will be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law principles that would result in the application of the law of any other jurisdiction.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has caused this Amended and Restated Limited Liability Company Agreement of CornellCookson, LLC to be duly executed as of the date first above written.

Clopay Acquisition Company, Inc., the Member

By:	/s/ Seth L. Kaplan
Name: Seth L. Kaplan
Title: Vice President and Secretary

[Signature Page to A&R Limited Liability Company Agreement of CornellCookson, LLC]